EXHIBIT 5.1

Century City  •  Los Angeles  •  Newport Beach  •  New York  •  San Francisco  •  Silicon Valley  •  Washington, DC

Beijing  •  Brussels  •  Hong Kong  •  London  •  Seoul  •  Shanghai  •  Singapore  •  Tokyo

File Number: 0625190-00005

T: +1 415 984 8700

F: +1 415 984 8701

omm.com

O’Melveny & Myers LLP

Two Embarcadero Center
28ᵗʰ Floor
San Francisco, CA 94111-3823

March 17, 2022

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, CA 94080

Re:Registration of Securities of Nkarta, Inc.

Ladies and Gentlemen:

In connection with the registration by Nkarta, Inc. (the “Company”) under the Securities Act of 1933, as amended, of up to (i) 1,649,364 shares (the “2020 Plan Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) to be issued or delivered pursuant to the Nkarta, Inc. 2020 Performance Incentive Plan (the “2020 Plan”) and (ii) 329,872 shares (the “ESPP Shares” and together with the 2020 Plan Shares, the “Shares”) of Common Stock to be issued or delivered pursuant to the Nkarta, Inc. Employee Stock Purchase Plan (the “ESPP” and together with the 2020 Plan, the “Plans”), in each case pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on or about the date hereof, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and my consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP